Exhibit 10.7

WYNDHAM WORLDWIDE CORPORATION

FORM OF OFFICER DEFERRED COMPENSATION PLAN

ARTICLE 1-INTRODUCTION

1.1	Purpose of Plan

The Company has adopted the Plan set forth herein to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of Compensation and to reflect the liabilities attributable to amounts deferred by its employees prior to the Company’s separation from Cendant Corporation.

1.2	Status of Plan

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with such intent. The Plan is also intended to comply with the American Jobs Creation Act of 2004 and new Internal Revenue Code Section 409A and the regulations and guidance thereunder and shall be interpreted accordingly.

ARTICLE 2-DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2 Adoption Agreement means such agreement, if deemed by the Company to be necessary and appropriate, between Merrill Lynch and the Employer establishing the Plan and/or containing all the options selected by the Employer, as the same may be amended from time to time.

2.3 Change of Control means (i) for the purposes of vesting of any Account balances, the occurrence of a Change in Control as defined in the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan and (ii) for purposes of distribution of Account balances, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Code Section 409A.

2.4 Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.5 Company shall mean Wyndham Worldwide Corporation and its successors.

2.6 Compensation has the meaning elected by the Employer in the Adoption Agreement, or as otherwise determined by the Employer.

2.7 Effective Date means the date chosen in the Adoption Agreement as of which the Plan first becomes effective from time to time.

2.8 Election Form means the participation election form as approved and prescribed by the Plan Administrator.

2.9 Elective Deferral means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.10 Eligible Employee means, on the Effective Date or on any date thereafter, each employee of the Employer who satisfies the criteria established in the Adoption Agreement, or as otherwise determined by the Employer in its sole discretion.

2.11 Employer means the corporation referred to in the Adoption Agreement, any successor to all or a major portion of the Employer’s assets or business which assumes the obligations of the Employer, and each other entity that is affiliated with the Employer which adopts the Plan with the consent of the Employer, provided that the Employer that signs the Adoption Agreement shall have the sole power to amend this Plan and shall be the Plan Administrator if no other person or entity is so serving at any time.

2.12 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.13 Matching Deferral means a deferral for the benefit of a Participant as described in Section 4.2.

2.14 Participant means any individual who participates in the Plan in accordance with Article 3.

2.15 Plan means this Wyndham Worldwide Corporation Deferred Compensation Plan, as amended from time to time, and the provisions of the Adoption Agreement incorporated therein.

2.16 Plan Administrator means the person, persons or entity designated by the Employer in the Adoption Agreement to administer the Plan and to serve as the agent for “Company” with respect to the Trust as contemplated by the agreement establishing the Trust. If no such person or entity is so serving at any time, the Employer shall be the Plan Administrator.

2.17 Plan Year means the 12-month period chosen in the Adoption Agreement.

2.18 Disability or Disabled means (a) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration. The Plan Administrator shall determine whether or not a Participant is Disabled based on such evidence as the Plan Administrator deems necessary or advisable.

2.19 Separation from Service means a Participant’s death, retirement or other termination of employment with the Employer and all of its affiliates (as determined in accordance with Code Section 409A(2)(A)(i)). For this purpose, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government), except that if the period of such leave exceeds six (6) months and the Participant’s right to reemployment is not provided for by statute or contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period.

2.20 Trust means the trust established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

2.21 Trustee means the trustee or trustees under the Trust.

2.22 Year of Service means the computation period and service requirement elected in the Adoption Agreement.

ARTICLE 3-PARTICIPATION

3.1	Commencement of Participation

Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1 whether or not any such election is made, an individual with respect to whom “Assumed Amounts” (as defined in Section 4.3) are credited hereunder shall be a Participant with respect to such Assumed Amounts.

3.2	Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account. Notwithstanding the foregoing, Participation in respect of any calendar year is not a guarantee of participation in respect of any future calendar year.

ARTICLE 4-ELECTIVE AND MATCHING DEFERRALS

4.1	Elective Deferrals

An individual who is an Eligible Employee on the Effective Date may, by completing an Elections Form and filing it with the Plan Administrator within 30 days following the Effective Date, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are payable to the Participant after the date on which the individual files the Election Form. Any individual who becomes an Eligible Employee after the Effective Date may, by completing an Election Form and filing it with the Plan Administrator within 30 days following the date on which the Plan Administrator gives such individual written notice that the individual is an Eligible Employee, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are payable to the Participant after the date on which the individual files the Election Form. Any Eligible Employee who has not otherwise initially elected to defer Compensation in accordance with this paragraph 4.1 may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form prior to the first day of such succeeding Plan Year. A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant’s Account as of the date the amounts are received by the Trustee.

An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for subsequent Plan Years unless changed or revoked. A Participant may change or revoke his or her future deferral election as of the first day of any Plan Year by giving written notice to the Plan Administrator before such first day (or any such earlier date as the Plan Administrator may prescribe).

4.2	Matching Deferrals

After each payroll period, monthly, quarterly, or annually, at the Employer’s discretion, the Employer shall contribute to the Trust Matching Deferrals equal to the rate of Matching Contribution selected by the Employer at the beginning of the Plan Year and multiplied by the amount of the Elective Deferrals credited to the Participants’ Accounts for such period under Section 4.1. Each Matching Deferral will be credited, as of the later of the date it is received by the Trustee or the date the Trustee receives from the Plan Administrator such instructions as the Trustee may reasonably require to allocate the amount received among the asset accounts maintained by the Trustee, to the Participants’ Accounts pro rata in accordance with the amount of Elective Deferrals of each Participant which are taken into account in calculating the Matching Deferral.

4.3	Prior Deferred Amounts

The Employer has assumed deferred compensation obligations (“Assumed Amounts”) of certain Participants who were participants of the Cendant Corporation Deferred Compensation Plan (the “Cendant Plan”). Assumed Amounts have become obligations of the Employer hereunder and have been credited to the Accounts of applicable participants hereunder. Assumed Amounts credited to Accounts hereunder shall remain subject to the same terms and conditions as were applicable to such amounts under the terms of the Cendant Plan and any applicable Participant election, including any election made pursuant to the First Amendment to the Cendant Plan; provided, that the Plan Administrator hereunder may prescribe rules and regulations governing the Assumed Amounts, including the ability of Participants to revise the investment vehicles in which the Assumed Amounts are deemed to be invested.

ARTICLE 5-ACCOUNTS

5.1	Accounts

The Plan Administrator shall establish an Account for each Participant reflecting Assumed Amounts, Elective Deferrals, Matching Deferrals and Incentive Contributions made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Plan Administrator may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant’s Account. As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

5.2	Investments

The assets of the Trust shall be invested in such investments as the Trustee shall determine. The Trustee may (but is not required to) consider the Employer’s or a Participant’s investment preferences when investing the assets attributable to a Participant’s Account.

ARTICLE 6-VESTING

6.1	General

A Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, all Elective Deferrals, and all income and gain attributable thereto, credited to his or her Account. A Participant shall become vested in the portion of his or her Account attributable to Matching Deferrals and income and gain attributable thereto in accordance with the schedule selected by the Employer, subject to earlier vesting in accordance with Sections 6.3 and 6.4.

6.2	Vesting Service

For purposes of applying the vesting schedule in the Adoption Agreement, a Participant shall be considered to have completed a Year of Service for each complete year of full-time service with the Employer or an affiliate, measured from the Participant’s first date of such employment, unless the Employer also maintains a 401(k) plan that is qualified under section 401(a) of the Internal Revenue Code in which the Participant participates, in which case the rules governing vesting service under that plan shall also be controlling under this Plan.

6.3	Change of Control

A Participant shall become fully vested in his or her Account immediately prior to a Change of Control of the Employer.

6.4	Death or Disability

A Participant shall become fully vested in his or her Account immediately prior to termination of the Participant’s employment by reason of the Participant’s death or Disability.

ARTICLE 7 – PAYMENTS

7.1	Election as to Time and Form of Payment

A Participant shall elect (on the Election Form used to elect to defer Compensation under Section 4.1) the date at which the Elective Deferrals and vested Matching Deferrals (including any earnings attributable thereto) will commence to be paid to the Participant. Such date will be either a fixed date, which shall be no earlier than 5 years from the date such election is made or shall be the date which is 7 months following the Participant’s Separation from Service. The Employer may impose additional requirements on such elections. The Participant shall also elect thereon for payments to be paid in either:

a.	a single lump-sum payment; or

b.	annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of unpaid installments

Each such election will be effective for the Plan Year for which it is made and succeeding Plan Years. Such election may not be changed under any circumstances. Except as provided in Sections 7.2 and 7.3, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 7.1; provided, that shares issued in settlement of any Account shall be issued under the Company’s 2006 Equity and Incentive Plan (or any successor to such plan).

7.2	Change of Control

As soon as possible following a Change of Control, each Participant shall be paid his or her entire Account balance (including any amount vested pursuant to Section 6.3) in a single lump sum as soon as administratively practicable after such Change in Control.

7.3	Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated beneficiary or beneficiaries, in the form elected by the Participant under either of the following options:

a.	a single lump-sum payment; or

b.	annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of the Account immediately prior to the installment divided by the number of unpaid installments.

Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on an Election Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Election Form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

7.4	Taxes

All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

7.5	Income Inclusion Under Section 409A of the Code

If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant before his or her actual receipt of such benefits due to a failure of the Plan to satisfy the requirements of Code Section 409A, the Participant’s vested Account balance shall be distributed to the Participant in a lump sum cash payment immediately following such determination or as soon as administratively practicable thereafter; provided, however, that such payment may not exceed the amount required to be included in income as a result of the failure to satisfy the requirements of section 409A of the Code.

ARTICLE 8 – PLAN ADMINISTRATOR

8.1	Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements or ERISA.

8.2	Powers, Duties, Procedures, Etc.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3	Information

To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.4	Indemnification of Plan Administrator

The Employer agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9 – AMENDMENT AND TERMINATION

9.1	Amendments

The Employer shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer.

9.2	Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer. Upon termination, the Employer may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) so long as permissible under Code Section 409A, direct the Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event the Employer chooses to implement clause (b), the Account balances of all Participants who are in the employ of the Employer at the time the Trustee is directed to pay such balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Trust attributable to Participants who terminated employment with the Employer prior to termination of the Plan and who were not fully vested in their Accounts under Article 6 at that time shall be returned to the Employer.

9.3	Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 10 – MISCELLANEOUS

10.1	No Funding

The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2	Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3	Limitation of Participants’ Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

10.4	Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5	Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.

10.6	Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of New York, without effect to conflicts of laws provisions thereof. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7	Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.